Exhibit 99.1

CONTACTS:	John Milligan (650) 522-5756 Susan Hubbard (650) 522-5715

For Immediate Release

GILEAD SCIENCES ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS

- Total Revenues of $685.3 Million, Up 38 Percent over Second Quarter 2005 -

- Record Product Sales of $590.7 Million, Up 32 Percent over Second Quarter 2005 -

- EPS of $0.56 per Share, Up 34 Percent over Second Quarter 2005 -

Foster City, CA, July 20, 2006 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the quarter ended June 30, 2006. Total revenues for the second quarter of 2006 were $685.3 million, up 38 percent compared to total revenues of $495.3 million for the second quarter of 2005. Net income for the second quarter of 2006 was $265.2 million, or $0.56 per diluted share, which included after-tax stock-based compensation expense of $27.7 million from the impact of the adoption of the Financial Accounting Standards Board’s Statement No. 123 (revised 2004), “Share Based Payment” (SFAS 123(R)) on January 1, 2006. Excluding after-tax stock-based compensation expense, non-GAAP net income for the second quarter of 2006 was $292.9 million, or $0.61 per diluted share. Net income for the second quarter of 2005 was $196.0 million, or $0.41 per diluted share.

Product Sales

Product sales were a record $590.7 million for the second quarter of 2006, marking eleven consecutive quarters of product sales growth. This growth continues to be driven primarily by Gilead’s HIV product franchise, including the continued robust performance of Truvada® (emtricitabine and tenofovir disoproxil fumarate), as well as continued strong product sales for Hepsera® (adefovir dipivoxil).

HIV Franchise

HIV product sales were $475.4 million in the second quarter of 2006, a 38 percent increase from $344.4 million for the same period in 2005.

•	Truvada

Truvada sales were $299.3 million for the second quarter of 2006, an increase of 143 percent from Truvada sales in the second quarter of 2005. Sales of Truvada commenced in the United States in the third quarter of 2004 and in the major markets of the European Union during 2005. Truvada sales accounted for more than 60 percent of Gilead’s total HIV product sales in the second quarter of 2006.

•	Viread

Sales of Viread® (tenofovir disoproxil fumarate) were $167.4 million in the second quarter of 2006, a 20 percent decrease from $209.1 million in the second quarter of 2005. Viread sales volume has decreased across major geographical regions due primarily to patients switching from a Viread-containing regimen to one containing Truvada in countries where Truvada is available.

•	Emtriva

Emtriva® (emtricitabine) sales were $8.7 million for the second quarter of 2006, down 29 percent from the second quarter of 2005. This decrease is primarily driven by patients switching from an Emtriva-containing regimen to one containing Truvada in countries where Truvada is available.

AmBisome for Severe Fungal Infections

AmBisome sales for the second quarter of 2006 were $55.6 million, a decrease of one percent compared to the second quarter of 2005. This is primarily due to slightly lower sales volume and pricing in Europe, offset by higher sales volume in Asia and Latin America.

Hepsera for Chronic Hepatitis B

Sales of Hepsera totaled $56.8 million for the second quarter of 2006, a 24 percent increase from $45.8 million in the second quarter of 2005. The increase in sales for the second quarter of 2006 was primarily driven by volume growth in both the United States and Europe.

Royalty and Contract Revenues

For the second quarter of 2006, royalty and contract revenues resulting from collaborations with corporate partners totaled $94.6 million, an increase of $47.8 million from the second quarter of 2005. The increase in the second quarter of 2006 was primarily driven by the recognition of Tamiflu® (oseltamivir phosphate) royalties from F. Hoffmann-La Roche Ltd (Roche) of $73.3 million. This amount was significantly higher than the Tamiflu royalties of $36.2 million recognized in the second quarter of 2005. The increase was primarily due to the significantly higher Tamiflu sales recorded by Roche during the first quarter of 2006 compared to the same period in 2005, as well as the elimination of a contractual cost of goods adjustment that had historically reduced the amount of Tamiflu royalties recognized by Gilead.

“We are pleased to have achieved a very solid second quarter in 2006, including total revenues of $685 million,” said John F. Milligan, Ph.D., Executive Vice President and Chief Financial Officer of Gilead. ”Our year-to-date revenues from total product sales have exceeded a record $1 billion. Gilead’s strong sales are, in part, a result of the growth rates seen in the European markets where we hit a major milestone in the second quarter of this year with nearly $250 million in European product sales. This is a very exciting time for the company as we continue to make great strides in accomplishing our goals for the year.”

Research and Development

Research and development (R&D) expenses for the second quarter of 2006 were $90.5 million, which included stock-based compensation expense of $12.9 million, compared to R&D expenses of $59.7 million for the same quarter in 2005. R&D expenses for the second quarter of 2006 were higher due to increased headcount, increased clinical, product development and research activities with our hepatitis C, hepatitis B and HIV programs, as well as stock-based compensation expense from Gilead’s adoption of SFAS 123(R).

Selling, General and Administrative

Selling, general and administrative (SG&A) expenses for the second quarter of 2006 were $151.6 million, which included stock-based compensation expense of $21.3 million, compared to SG&A expenses of $94.8 million for the same quarter in 2005. The higher SG&A expenses in the second quarter of 2006 compared to the second quarter of 2005 were primarily due to increased headcount and expenses driven by our significant business growth and business development activities, preparation for new product launches, as well as stock-based compensation expense from Gilead’s adoption of SFAS 123(R).

Cash, Cash Equivalents and Marketable Securities

As of June 30, 2006, Gilead had cash, cash equivalents, and marketable securities of $3.30 billion. This compared to $2.31 billion as of December 31, 2005. The increase in cash, cash equivalents and marketable securities was primarily attributable to $487.8 million of operating cash flows generated during the first six months of 2006 and $587.6 million of net proceeds generated from our issuance of convertible senior notes and related transactions, partially offset by $101.0 million paid towards principal on our term loan.

Other Balance Sheet Highlights

Inventories increased by $101.8 million from December 31, 2005 to $318.7 million as of June 30, 2006, primarily driven by the impending launch of the co-formulation of Truvada and Bristol-Myers Squibb Company’s (BMS’) Sustiva® (efavirenz), and the related purchases of Sustiva active pharmaceutical ingredient from BMS at BMS’ approximate market value of Sustiva.

Corporate Highlights

In April 2006, Gilead announced an investment of $25.0 million in Corus Pharma, Inc., a privately-held Seattle-based company focused on the development of novel drugs for respiratory diseases. In return for the investment, Gilead received preferred shares in Corus and became the second largest shareholder in the company. In connection with the investment, Gilead also received an exclusive option to purchase the remaining shares of Corus at a pre-specified price. On July 19, 2006, Gilead announced that it has agreed to exercise its option to purchase Corus for $365.0 million. The option exercise will be effective within 10 business days from announcement. The companies expect the deal to close in the third quarter of 2006, subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other closing conditions. Concurrently, Gilead and Novartis Vaccines and Diagnostics, Inc. have entered into an agreement whereby Novartis has agreed to dismiss the ongoing litigation with Corus for an undisclosed payment.

In April 2006, Gilead announced the closing of its sale of $1.30 billion principal amount of convertible senior notes to institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Contemporaneously, Gilead also purchased convertible note hedges at a cost of $379.1 million, sold warrants for net proceeds of $235.5 million in private transactions and repurchased $544.9 million (8.4 million shares) of its common stock under its stock repurchase program.

In May 2006, Gilead announced that the company is offering non-exclusive licenses for the manufacturing of tenofovir DF to generic manufacturers in India for the local Indian market and for export to the 97 developing world countries included in Gilead’s Access Program.

In May 2006, Gilead announced that Judge Martin J. Jenkins of the United States District Court for the Northern District of California dismissed with prejudice the securities class action complaint, In re Gilead Sciences Securities Litigation, Case No. C03-4999 MJJ, filed in 2003 against Gilead and certain of its current and former officers. The plaintiffs have appealed the dismissal.

In June 2006, Gilead announced that the company signed a definitive agreement under which Gilead plans to acquire Canadian subsidiary Raylo Chemicals Inc. from Germany-based, specialty chemicals company Degussa AG. Under the terms of the agreement, which is subject to certain closing conditions, Gilead will pay approximately 115.2 million Euros (approximately $144.3 million) to Degussa. In addition, Gilead has entered into long-term agreements with Degussa for the supply of raw materials and the manufacture of certain active pharmaceutical ingredients for Gilead products. The companies expect the transaction to close in the fourth quarter of 2006.

Product and Pipeline Highlights

“The second quarter of 2006 marked the achievement of several important milestones and continued progress against our goal of delivering new therapies to patients and physicians,” said John C. Martin, Ph.D., President and Chief Executive Officer of Gilead. “Together with our partner Bristol-Myers Squibb, we filed our New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for the co-formulation of Truvada and Sustiva in late April of this year. On July 12, 2006, just two and a half months after the filing, we received approval for this novel drug, which has been given the trade name ATRIPLATM (efavirenz 600 mg/ emtricitabine 200 mg/ tenofovir disoproxil fumarate 300 mg). ATRIPLA now offers patients and physicians the first-ever once-daily single tablet regimen for HIV. We were able to ship to our wholesalers within 24 hours of FDA approval and we are very pleased to report that the first prescriptions for ATRIPLA were filled just this past Friday.”

Dr. Martin continued, “In addition, we continued to advance our other pipeline products. During the second quarter, we completed enrollment in the two Phase III studies evaluating tenofovir DF for the potential treatment of chronic hepatitis B. Our novel oral HIV integrase inhibitor, GS 9137, is also progressing on schedule, with enrollment now complete in our Phase II study. “

Conference Call

At 4:30 p.m. Eastern Time today, Gilead will webcast a conference call live on Gilead’s website to discuss its second quarter 2006 results. During the call, Gilead will be discussing additional corporate, financial, statistical, product and pipeline information. That information can be found on Gilead’s website at www.gilead.com under “Investors.” To access the webcast via the internet, log on to www.gilead.com. Please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.

Alternatively, please call 1-800-561-2718 (U.S.) or 1-617-614-3525 (international) and dial the participant passcode 46618905 to access the call. Telephone replay is available approximately two hours after the call through July 23, 2006. To access, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 67884555. The webcast will be archived on www.gilead.com for one year.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Non-GAAP Financial Information

Non-GAAP financial information is utilized by Gilead management to better understand the comparative operating performance of the company.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those relating to: revenues, R&D expenses, and SG&A expenses; the efficacy of any marketed or pipeline products; the timing of and ability to obtain marketing approval for Gilead’s development products; or the market introduction, competitive positioning and commercial arrangements for sale of its marketed or pipeline development products. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include our ability and the ability of our partners to introduce and market our products and grow revenues successfully, in particular, our ability to sustain the uptake and revenues for our HIV franchise; our ability to accurately estimate end-user demand since we must make numerous assumptions and must rely on incomplete data to make these estimates; our ability to effectively manage wholesaler inventory levels and the impact of those efforts on revenues; our ability to generate additional positive clinical data, including with respect to tenofovir DF and GS 9137, and expand the labels for our existing products; our ability to control the timing and amount of spending in our research and clinical programs; our ability to protect our patents and other intellectual property both domestically and internationally; competition, legislation or regulations affecting product pricing, reimbursement or access; unanticipated expenses such as litigation or legal settlement expenses; fluctuations in foreign currency against the U.S. dollar; our ability to continue to observe the safety, tolerability and efficacy data for our products that we have observed to date as the safety and efficacy data obtained in controlled clinical trials for such products may not be observed in an uncontrolled clinical setting; the reluctance of physicians to prescribe Truvada or ATRIPLA if they fail to see advantages of these products over other antiretrovirals; the unpredictable variability of Tamiflu royalties and the strong relationship between this revenue and global pandemic planning and supply; our ability to consummate the purchase of Corus Pharma, Inc. as the transaction is subject to closing conditions, including the expiration or termination of the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period, and our ability to successfully integrate the business, if and when, the transaction is consummated; our ability to satisfy the closing conditions and consummate the purchase of Raylo Chemicals Inc. from Degussa AG, and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking.

Gilead directs readers to its Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Report on Form 10-Q for the first quarter of 2006 and its subsequent current reports on Form 8-K. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

#  #  #

Viread, Emtriva, Truvada, AmBisome and Hepsera are registered trademarks of Gilead Sciences, Inc.

ATRIPLA is a trademark of Bristol-Myers Squibb & Gilead Sciences, LLC.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.

Sustiva is a registered trademark of Bristol-Myers Squibb Company.

For more information on Gilead Sciences, please visit www.gilead.com or

Call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenues:
Product sales	$590,691	$448,458	$1,150,044	$848,669
Royalty and contract revenues	94,611	46,811	228,136	77,014

Total revenues	685,302	495,269	1,378,180	925,683

Costs and expenses:
Cost of goods sold (1)(3)	77,883	63,269	168,240	120,684
Research and development (1)	90,536	59,697	178,936	130,131
Selling, general and administrative (1)(4)	151,568	94,805	294,037	173,893

Total costs and expenses	319,987	217,771	641,213	424,708

Income from operations	365,315	277,498	736,967	500,975

Interest and other income, net (4)	37,360	9,787	65,885	17,106
Interest expense	(5,207)	(15)	(8,931)	(24)
Minority interest in joint venture	1,244	914	2,238	1,175

Income before provision for income taxes	398,712	288,184	796,159	519,232
Provision for income taxes (1)	133,562	92,217	268,305	166,152

Net income	$265,150	$195,967	$527,854	$353,080

Net income per share - basic	$0.58	$0.43	$1.15	$0.78

Net income per share - diluted (1)	$0.56	$0.41	$1.10	$0.75

Shares used in per share calculation - basic	457,505	452,942	459,454	451,255

Shares used in per share calculation - diluted (2)	476,217	472,595	479,004	470,226

Notes:

(1)	On January 1, 2006, we adopted SFAS 123(R) and recorded stock-based compensation expense during the three and six months ended June 30, 2006. The following is a reconciliation of our GAAP and non-GAAP net income:

	Three months ended June 30, 2006	Six months ended June 30, 2006
Net income (GAAP)	$265,150	$527,854

Stock-based compensation expense:
Cost of goods sold	2,526	5,713
Research and development expenses	12,892	24,842
Selling, general and administrative expenses	21,349	35,845
Provision for income taxes	(9,046)	(15,175)

Total stock-based compensation expense, net of taxes	27,721	51,225

Net income excluding after-tax stock-based compensation expense (Non-GAAP)	$292,871	$579,079

Shares used in per share calculation - diluted (Non-GAAP) (2)	476,746	479,757

Net income per share - diluted, excluding after-tax stock-based compensation expense (Non-GAAP)	$0.61	$1.21

(2)	Shares used in the calculation of GAAP and non-GAAP net income per diluted share for the three months ended June 30, 2006 include the effect of outstanding stock options to purchase 18.7 million and 19.2 million shares of common stock, respectively, applying the treasury stock method with and without stock-based compensation expense.

Shares used in the calculation of GAAP and non-GAAP net income per diluted share for the six months ended June 30, 2006 include the effect of outstanding stock options to purchase 19.5 million and 20.3 million shares of common stock, respectively, applying the treasury stock method with and without stock-based compensation expense.
(3)	For the six months ended June 30, 2006, cost of goods sold includes $6.8 million recorded in the first quarter of 2006 to decrease the book value of inventory for our Access Program to reflect its net realizable value.
(4)	Certain prior period amounts have been reclassified to be consistent with current period presentation.

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2006	December 31, 2005
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities (2)	$3,299,666	$2,311,033
Other current assets (2)	1,004,286	781,175
Property, plant and equipment, net	253,760	242,568
Other noncurrent assets	620,638	429,875

Total assets	$5,178,350	$3,764,651

Current liabilities (2)	$507,968	$465,163
Long-term liabilities (2)	1,472,468	271,710
Stockholders’ equity	3,197,914	3,027,778

Total liabilities and stockholders’ equity	$5,178,350	$3,764,651

Note:

(1)	Derived from audited consolidated financial statements at that date.
(2)	Certain prior period amounts have been reclassified to be consistent with current period presentation.

GILEAD SCIENCES, INC.

PRODUCT SALES SUMMARY

(unaudited)

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
HIV products:
Truvada – U.S.	$207,738	$111,731	$387,528	$200,439
Truvada – International	91,517	11,379	160,673	13,838

	299,255	123,110	548,201	214,277

Viread – U.S.	74,802	88,430	150,644	184,945
Viread – International	92,639	120,681	208,573	222,009

	167,441	209,111	359,217	406,954

Emtriva – U.S.	4,314	4,898	8,320	10,312
Emtriva – International	4,351	7,235	10,307	14,267

	8,665	12,133	18,627	24,579

Total HIV products – U.S.	286,854	205,059	546,492	395,696
Total HIV products – International	188,507	139,295	379,553	250,114

	475,361	344,354	926,045	645,810

Hepsera – U.S.	23,800	19,116	46,189	37,438
Hepsera – International	33,044	26,689	63,310	51,032

	56,844	45,805	109,499	88,470

AmBisome	55,628	56,207	109,428	110,421
Other products	2,858	2,092	5,072	3,968

Total product sales	$590,691	$448,458	$1,150,044	$848,669